Exhibit 10.1

Employment Agreement between Farmers & Merchants State Bank and

Lars B. Eller, dated September 13, 2018

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of September 13, 2018, by and between Farmers & Merchants State Bank, a commercial bank organized under the laws of the State of Ohio (the “Bank”), and Lars Eller (the “Executive”), and is joined in by Farmers & Merchants Bancorp, Inc., an Ohio corporation and parent holding company of the Bank (the “Corporation”).

WHEREAS, the Bank is engaged in the general business of banking;

WHEREAS, the Board of Directors of the Bank believes that the future services of the Executive in the capacity of President and Chief Executive Officer of the Bank and the Corporation will be of great value to the Bank and the Corporation; and

WHEREAS, the Executive is willing to provide such services and accept employment with the Bank as President and Chief Executive Officer on a full-time basis for the term of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto have agreed and do hereby mutually agree as follows:

1.    Term – Agreement to Serve. The Bank hereby retains the services of the Executive commencing as September 18, 2018 and ending August 31, 2021 (the “Employment Term”), to perform the duties of President and Chief Executive Officer of the Bank. The Board of Directors of the Corporation intends to appoint the Executive as President and Chief Executive Officer of the Corporation simultaneous with the retirement of the current President and Chief Executive Officer of the Corporation. The Executive hereby accepts such employment in consideration of the compensation and the other terms and conditions herein provided, and agrees to serve the Bank well and faithfully and to devote his best efforts to such employment as long as it shall continue hereunder. During the period of such employment, the Executive will devote all necessary time and attention customary for full-time employment – reasonable vacations, periods of illness and the like excepted – to the affairs of the Bank.

2.    Base Salary and Incentive Compensation. As compensation for these services hereunder, the Bank will pay to the Executive, in installments and on dates in accordance with its normal payroll, during the period of his employment hereunder, an annual base salary at the rate of Three Hundred and Fifty Thousand Dollars ($350,000), as the same may be adjusted upward by the Corporation (but not downward) from time to time during the Employment Term, or any extension thereof (hereinafter referred to as “Base Pay”).

3.    Other Benefits. In addition to the Base Pay, the Bank shall provide the Executive the following benefits during the Employment Term:

(a)    Upon commencement of the Employment Term, the Bank shall provide to Executive a bonus of 1,200 shares of the common stock of the Corporation, which shall fully vest one year after the start of the Employment Term.

(b)    Participation in the Bank’s Annual Cash Incentive Plan, commencing with the 2018 calendar year, which Plan includes a two-tier program based upon achievement of return on assets objectives and achievement of earnings per share objectives;

(c)    Equity grants, with a target range of 4,000 shares of the Corporation’s common stock in 2019, pursuant to the Corporation’s Long-Term Equity Incentive Plan, and additional grants in future years as determined by the Corporation’s Compensation Committee, based upon Bank and Corporation performance, which shares will be restricted and subject to three-year cliff vesting;

(d)    Participation in the Bank’s 401(k) Plan, in which the Bank matches 50% on the first 4% of contributions by the Executive and the Discretionary Profit Sharing Plan, in which the Bank contributes an additional discretionary percentage;

(e)    Participation in other employee benefit plans or programs of the Bank or the Corporation to the extent that his position, tenure, salary and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto, including health insurance for Executive and his family and employee bonus plans, if any, as the same may be in effect from time to time;

(f)    Term life insurance on the life of the Executive in the amount of $600,000 payable to his beneficiaries;

(g)    A monthly car allowance of $600.00;

(h)    Four (4) weeks paid vacation annually;

(i)    Relocation costs including up to 3 visits to Archbold to obtain a home, realtor fees and closing costs incurred in purchasing a home, and reasonable moving/transportation costs; and

(j)    Reimbursement of fees and expenses incurred in connection with business of the Bank including without limitation, gasoline expenses related to work travel, fees for attendance at banking related conventions and similar items. The Executive agrees to comply with the Bank’s policies and procedures, including recordkeeping, regarding reimbursement of business expense as the same may be in force from time to time in connection with his rights to reimbursement for such expenses.

Except as specifically set forth herein, termination of employment of the Executive at or prior to the end of the Employment Term, shall cause the immediate termination of these additional benefits.

4.    Termination of Employment. The employment of the Executive under the terms of this Agreement shall cease and terminate upon the occurrence of any of the following and the Executive shall be entitled to the compensation provided for herein.

(a)    Expiration of Term. On the last day of the Employment Term. In the event of a termination pursuant to this subparagraph, the Executive shall be entitled to receive the amount of annual Base Pay provided for in paragraph 2 hereof prorated through the last day of the Employment Term and any incentive compensation earned through such date.

(b)    Death. On the date of the Executive’s death. In the event of the termination of employment by reason of death, the Executive shall be entitled to receive the amount of annual Base Pay provided for in paragraph 2 hereof prorated through the date of death and any incentive compensation earned through such date.

(c)    Termination by the Bank with Cause. For Cause at any time by the Bank. For purposes hereof, the term “Cause” shall mean: (i) removal by order of a regulatory agency having jurisdiction over the Bank or the Corporation; (ii) dishonesty or material inappropriate behavior, such as illegal harassment of employees; (iii) misappropriation of Bank, or customer property; (iv) commission of a felony or crime of moral turpitude; or (v) the Executive’s willful and repeated failure to perform his duties under this Employment Agreement, which failure has not been cured within thirty (30) days after the Bank gives notice thereof to the Executive; it being expressly understood that negligence or bad judgment shall not constitute “Cause” so long as such negligent act or omission shall be without intent of personal profit and is reasonably believed by the Executive to be in or not adverse to the best interests of the Bank. In the event of a termination for Cause pursuant to this subparagraph, the Executive shall be entitled to receive the amount of annual Base Pay provided for in paragraph 2 hereof prorated through the date of termination of the Executive’s employment by the Bank.

(d)    Disability. Upon receipt by the Executive of written notice from the Bank that the Executive is unable, by reason of Disability, to continue the proper performance of his duties hereunder. For purposes of this Agreement, the Executive’s Disability shall mean disability as determined under the plans, policies, or programs applicable to the Executive and if no such plan, policy, or program exists, Disability shall mean the Executive is unable to perform the material and substantial functions or duties of the Executive’s position due a medical condition (including mental conditions). In the event of a termination of employment pursuant to this subparagraph, the Executive shall be entitled to receive the amount of annual Base Pay provided for in paragraph 2 hereof prorated through the date of termination of the Executive’s employment by the Bank and any incentive compensation earned through such date of termination of the Executive’s employment as determined by the Bank, and shall also be entitled to receive any disability benefits payable to him under the terms of the Bank’s disability insurance plan.

(e)    Termination by the Bank without Cause. Except for a termination of employment as provided in Section 4(g) hereof, the Bank may, at its election, at any time during the term of this Agreement terminate the Executive without Cause. Upon such involuntary termination, except as provided below for involuntary termination during the first year of this Agreement, the Executive shall be entitled to receive as separation pay in a single lump sum, a cash payment equal to one (1) time the sum of (i) his then annual Base Pay payable, within thirty (30) days of his termination of employment with the Bank plus (ii) any incentive compensation earned through such date. In addition to the forgoing payment upon termination of employment of the Executive under this subparagraph, any and all unvested incentive compensation awards shall vest and he shall be entitled to coverage for twelve (12) months after termination under the Bank’s health and dental plans as applicable or payment in an amount equal to the value of such benefits. Notwithstanding the prior two sentences, in the event that the Executive is terminated without cause as provided in this Section 4(e) during the first year of the term of this Agreement (i.e. prior to September 18, 2019), the Executive shall be entitled to receive as separation pay in a single lump sum, a cash payment equal to two (2) times the sum of (i) his then annual Base Pay payable, within thirty (30) days of his termination of employment with the Bank plus (ii) any incentive compensation earned through such date. In addition to the forgoing payment upon termination of employment of the Executive under this subparagraph, any and all unvested incentive compensation awards shall vest and he shall be entitled to coverage for twenty four (24) months after termination under the Bank’s health and dental plans as applicable or payment in an amount equal to the value of such benefits. Further, in the event of the termination of employment of Executive as specified in this Section 4(e) or Section 4(g) below, Executive shall be entitled to six (6) months of out-placement services following termination of employment. Such services shall include employment counseling, resume services, executive placement services and similar services generally provided to executives by professional executive out placement service providers. All costs of such out placement services shall be paid for by the Bank.

(f)    Voluntary Termination by Executive. The Executive may voluntarily terminate his employment with the Bank at any time. In the event of the Executive’s voluntary termination of employment, he shall be entitled to receive the amount of Base Pay provided for in paragraph 2 hereof through the last day of such employment.

(g)    Termination following a Change in Control of the Bank. If a “Change of Control” (as defined on Exhibit A attached hereto) occurs during the Employment Term, and the Executive’s employment with the Bank is involuntarily terminated without Cause at the time or during the period of twelve (12) months following such Change in Control, the Executive shall be entitled to receive as separation pay in a single lump sum, payable within fourteen (14) days of his termination of employment with the Bank, a cash payment equal to two (2) times the sum of (i) his then annual Base Pay (at a rate not lower than his rate of Base Pay in effect immediately prior to the effective date of the Change in Control), plus (ii) any incentive compensation earned through such date. In addition, to the payments set forth in (i) and (ii) in the immediately preceding sentence, the Bank shall continue Executive’s coverage in the Bank’s health, disability, dental, and life insurance at the same levels that had been provided immediately prior to his termination of employment in connection with a Change of Control commencing on the date of termination of the Executive’s employment (or, if later, the effective date of the Change in Control) and shall end on the last day of the 12th consecutive whole month thereafter. Notwithstanding anything to the contrary in this Agreement, if any benefit payable to the Executive under this Subsection 4(g) would otherwise be treated as an excess parachute payment subject to the disallowed deduction and an excise tax under the excess parachute rules of Internal Revenue Code sections 280G and 4999, the Bank shall reduce the separation benefit payable under this Subsection 4(g) to the maximum benefit that would not result in any such excise tax.

(h)    Regulatory Limitations. If any amount otherwise payable to the Executive pursuant to this Section 4 of the Agreement is prohibited or limited by any statute, regulation, order, consent decree or similar limitation in effect at the time the payments would otherwise be paid, including, without limitation, the requirements of 12 U.S.C. §1828(k) and regulations promulgated thereunder (a “Limiting Rule”): (i) the Bank shall pay the maximum amount that may be paid after applying the Limiting Rule; and (ii) shall use commercially reasonable efforts to obtain the consent of the appropriate agency or body to pay any amounts that cannot be paid due to the application of the Limiting Rule. The Executive agrees that the Bank and the Corporation shall not have breached any of their respective obligations under this Agreement if they are not able to pay all or some portion of any payment due to the Executive as a result of the application of a Limiting Rule.

5.    Confidential Information. The Executive shall not at any time, in any manner, while employed by the Bank or thereafter, either directly or indirectly, except in the course of carrying out the Bank’s business or as previously authorized in writing on behalf of the Bank, disclose or communicate to any person, firm, or corporation, any information of any kind concerning any matters affecting or relating to the Bank’s business or any of its data, figures, projections, estimates, customer lists or customer information, tax records, personnel histories, and accounting procedures of the Bank or the Corporation, without regard to whether any or all of such information would otherwise be deemed confidential or material. The covenants in this Section 5 shall survive termination of the Executive’s employment under this Agreement regardless of the reason for the Executive’s termination.

6.    Covenant Not to Compete.

(a)    Throughout the term of the Agreement and during a Restricted Period of one (1) year immediately following any termination of the Executive’s employment under this Agreement, including any expiration of the term of this Agreement, the Executive agrees that he will not, except on behalf of the Bank or with the express written consent of the Bank:

(i)    directly or indirectly engage in the business of banking or any other business in which the Bank or the Corporation directly or indirectly engages during the term of the Agreement. For purposes of this Section 6, the Executive shall be deemed to engage in a business if he directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business engaged in banking, provided, however, that Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if two conditions are met: (A) such securities are listed on any national or regional securities exchange (or have been registered under Section 12(g) of the Securities Exchange Act of 1934); and (B) the Executive does not beneficially own (as defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 1% of the outstanding capital stock of such enterprise. Prior to the date hereof, the Executive has disclosed one investment to the Bank, which the Bank acknowledges and agrees that the Executive may retain, even though technically inconsistent with the provisions of this Section 6(a)(i).

(ii)    directly or indirectly, for the benefit of any bank or financial institution or any company or other entity affiliated, directly or indirectly, with another bank or financial institution other than the Bank, solicit the employment or services of, hire, or assist in the hiring, or request, induce or attempt to influence any employee of the Bank to terminate that employee’s employment with the Bank.

(iii)    directly or indirectly request, induce or attempt to influence any existing or prospective customers, vendors or licensors of the Bank to curtail or cancel any business they may transact with the Bank. “Prospective customers” shall mean individuals or entities that the Executive shall have had substantive personal contact with on behalf of the Bank seeking to secure such prospective customer as a customer of the Bank within the one year immediately preceding the termination of the Agreement or the expiration of the Agreement.

(b)    The parties acknowledge that this Section 6 is fair and reasonable under the circumstances. It is the desire and intent of the parties that the provisions of this Section 6 shall be enforced to the fullest extent permitted by law. Accordingly, if any particular portion of this Section 6 shall be adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended to:

(i)    reform the particular portion to provide for such maximum restrictions as will be valid and enforceable, or if that is not possible,

(ii)    delete therefrom the portion thus adjudicated to be invalid or unenforceable, such reformation or deletion to apply only with respect to the operation of this Section 6 in the particular jurisdiction in which such adjudication is made.

(c)    During the term of the Executive’s employment hereunder, the covenants contained in this Section 6 shall apply without regard to geographic location. Upon the termination of the Executive’s employment, the covenants contained in this Section 6 shall apply only to counties in which the Bank then has its main office or a branch office and counties contiguous thereto. Currently the Bank maintains offices in Ohio and Indiana, but may expand beyond such states in the future.

(d)    The covenants in this Section 6 shall survive termination of the Executive’s employment under this Agreement regardless of the reason for the Executive’s termination.

7.    Non-Assignability. Neither party to this Agreement shall have the right to assign this Agreement or any rights or obligations hereunder.

8.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor of the Bank, and any such successor shall be deemed substituted for the Bank under the terms of this Agreement. As used in this Agreement, the term “successor” shall include any person, firm, corporation, or other business entity which, at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of the Bank.

9.    Entire Agreement. This Agreement contains the entire agreement of the parties hereto concerning the subject matter hereof, and cancels any and all other oral or written agreements or understandings between the parties with respect to the subject matter hereof. The Agreement may not be changed orally, but only by agreement in writing signed by both parties.

10.    Authorization for Acts of Bank. Any act, request, approval, consent or opinion of the Bank hereunder shall be authorized, given or expressed by resolution of its Board of Directors.

11.    Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payment made to or for the benefit of the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

12.    Governing Law. This Agreement is executed and delivered in the State of Ohio and is intended to be interpreted, construed and enforced in accordance with the laws of such State.

13.    Regulatory Prohibition, Claw Back Provision and other Limitations. Notwithstanding any other provision of this Agreement to the contrary, any payment(s) made to or for the benefit of the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. In addition, the Bank or any of its successors, including the Federal Deposit Insurance Corporation in its capacity as receiver of the Bank, retains the legal right to demand the return of any payments made under the terms of this Agreement should the Bank or its successors later obtain information indicating the Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4). By execution of this Agreement the Bank and Executive acknowledge, agree and stipulate to, and all provisions of this Agreement shall be subordinate to and become null in void in the event of any conflict with, the following: (i) the provision of 12 CFR 359, or any consent or approval granted under the provisions of this part by the FDIC (in its corporate capacity), shall not in any way bind any receiver of a failed insured depository institution; (ii) any consent or approval granted under the provisions of 12 CFR 359 by the FDIC or any other federal banking agency shall not in any way obligate such agency or receiver to pay any claim or obligation pursuant to any golden parachute, severance indemnification or other agreement; (iii) claims for employee welfare benefits or other benefits which are contingent, even if otherwise vested, when the FDIC is appointed as receiver for any depository institution, including any contingency for termination of employment, are not provable claims or actual, direct compensatory damage claims against such receiver; and (iv) nothing in 12 CFR 359 may be construed to permit the payment of salary or any liability or legal expense of any IAP (as the same is defined in the Federal Deposit Insurance Act) contrary to 12 U.S.C. 1828(k)(3).

14.    Limitations Under Section 409A of the Internal Revenue Code. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, the requirements of Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the Agreement, references to a “termination,” “termination of employment” or like terms shall mean separation from service. All reimbursements and in-kind benefits provided under this Agreement, including without limitation under Section 3 or 4, shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed on its behalf by the Chairman of its Board of Directors, and the Executive has signed this Agreement, all as of the date and year first above written.

Executive	Farmers & Merchants State Bank

/s/ Lars Eller	/s/ Jack C. Johnson
Lars Eller	Jack C. Johnson, Board Chairman

Farmers & Merchants Bancorp, Inc. hereby agrees to be bound be the terms hereof, joins in this Agreement and fully guarantees the performance of the terms hereof by the Bank.

Farmers & Merchants Bancorp, Inc.

/s/ Jack C. Johnson
Jack C. Johnson, Board Chairman

Exhibit A

Change in Control Definition:

A “Change in Control” shall mean a “Change in Ownership” as defined in (a) hereof; a “Change in Effective Control” as defined in (b), hereof; or a “Change in Ownership of a Substantial Portion of Assets” as defined in (c) hereof, each of which shall be interpreted in a manner consistent with the definitions of these terms in Treasury Regulation Section 1.409A-3(i)(5).

(a)    Change in Ownership. For purposes of this Agreement, a change in the ownership of the Bank or the Corporation occurs on the date –

(i)    that any one person, or more than one person acting as a group (as defined in subsection (d) hereof), acquires ownership of stock of the Bank or the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Bank or the Corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Bank or the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Bank or the Corporation (or to cause a change in the effective control of the Bank or the Corporation within the meaning of subsection (b) hereof). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank or the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(ii)    of the consummation of any merger, consolidation or reorganization with any other corporation pursuant to which the shareholders of the Bank or the Corporation immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than fifty percent of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity.

(b)    Change in the Effective Control. For purposes of this Agreement, a change in the effective control of the Bank or the Corporation occurs on the date that either –

(i)    Any one person, or more than one person acting as a group (as determined under subsection (d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Corporation possessing 35 percent or more of the total voting power of the stock of the Bank or the Corporation; or

(ii)    a majority of members of the Bank’s or the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or the Corporation’s board of directors prior to the date of the appointment or election.

In the absence of an event described in subsection (b)(i) or (ii) above, a change in the effective control of the Bank or the Corporation will not have occurred.

(c)    Change in the Ownership of a Substantial Portion of the Bank’s or the Corporation’s Assets. For purposes of this Agreement, a change in the ownership of a substantial portion of the Bank’s or the Corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in subsection (d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Bank or the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Bank or the Corporation or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change in Control Event under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Bank or the Corporation immediately after the transfer, as provided in this paragraph. A transfer of assets by the Bank or the Corporation is not treated as a change in the ownership of such assets if the assets are transferred to –

(i)    A shareholder of the Bank or the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)    An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank or the Corporation;

(iii)    A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank or the Corporation; or

(iv)    An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in section (iii) above.

For purposes of this subsection (c) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(d)    Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets or purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, purchase or acquisition of assets, or similar business transaction with

Bank or the Corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with the ownership interest in the other corporation. Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Bank or a subsidiary of the Bank or the Corporation, or other similar fiduciary capacity of the Bank or the Corporation with direct voting control of the stock, shall be treated as a person or group within the meaning of hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Bank or the Corporation or any of their respective subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning hereof.